Calculation of Filing Fee Tables
S-4
Helmerich & Payne, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	4.650% Senior Notes due 2027	Other			$ 350,000,000.00	0.0001531	$ 53,585.00
Fees to be Paid	2	Debt	4.850% Senior Notes due 2029	Other			$ 350,000,000.00	0.0001531	$ 53,585.00
Fees to be Paid	3	Debt	5.500% Senior Notes due 2034	Other			$ 550,000,000.00	0.0001531	$ 84,205.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,250,000,000.00		$ 191,375.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 191,375.00
Offering Note
[1]	Represents the aggregate principal amount of the applicable series of notes to be offered in the exchange offer to which the registration statement relates. The registration fee is calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

[2]	See offering note 1.

[3]	See offering note 1.